Exhibit 1.(i)

AMENDED AND RESTATED PRINCIPAL UNDERWRITER AGREEMENT

THIS AMENDED AND RESTATED PRINCIPAL UNDERWRITER AGREEMENT (the "Agreement"), dated as of the 26th day of Janaury, 2022, made by and between FORETHOUGHT LIFE INSURANCE COMPANY, a corporation organized and existing under the laws of the State of Indiana ("FLIC"), and GLOBAL ATLANTIC DISTRIBUTORS, LLC, , a limited liability company organized and existing under the laws of the State of Delaware ("GA Distributors"), amends and restates in its entirety that certain Principal Underwriter Agreement dated January 17, 2017 by and between FLIC and GA Distributors.

WITNESSETH:

WHEREAS, the Board of Directors of FLIC has made provision for the establishment of a separate account within FLIC in accordance with the laws of the State of Indiana, which separate account was organized and is established and registered as a unit investment trust type investment company with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"), and which is designated Forethought Life Insurance Company Separate Account A (referred to as the "FLIC Separate Account A"); and

WHEREAS, GA Distributors offers to the public a certain Flexible Premium Variable Annuity Insurance Contract (the "Contract") issued by FLIC with respect to FLIC Separate Account A units of interest thereunder which are registered under the Securities Act of 1933, as amended (the "1933 Act");

WHEREAS, GA Distributors offers to the public certain individual deferred index-linked annuity contracts (the “RILA Contract”). The RILA Contract has been registered with the Securities and Exchange Commission (“SEC”) on Form S-1, the default registration form for domestic public securities offerings. The registration and offering of the RILA Contract are therefore subject to the applicable requirements of the 1933 Act.

WHEREAS, the Board of Directors of FLIC has made provision for the establishment of an unregistered, non-insulated and non-unitized separate account within FLIC in accordance with the laws of the State of Indiana, and which is designated Forethought Life Insurance Company Separate Account B (referred to as the "FLIC Separate Account B"). The Separate Account is not registered under the 1940 Act.

WHEREAS, GA Distributors has previously agreed to act as distributor in connection with offers and sales of the Contract and the RILA Contract under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements made herein, FLIC and GA Distributors agree as follows:

ARTICLE 1

OBLIGATIONS OF GA DISTRIBUTORS

1.1         GA Distributors, as principal underwriter for the Contract and RILA Contract,

shall use its best efforts to effect offers and sales of the Contract and RILA Contract through broker-dealers that are members of the Financial Industry Regulatory Authority and whose registered representatives are duly licensed as insurance agents of FLIC. GA Distributors is responsible for compliance with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act, and the rules and regulations relating to the sales and distribution of the Contract, the need for which arises out of its duties as principal underwriter of said Contract and relating to the creation and operations of FLIC Separate Account A. GA Distributors is responsible for compliance with all applicable requirements of the 1933 Act, the 1934 Act, and the rules and regulations relating to the sales and distribution of the RILA Contract, the need for which arises out of its duties as principal underwriter of said RILA Contract and relating to the creation and operations of FLIC Separate Account B.

1.2         GA Distributors shall not use any prospectus, sales literature, or any other printed matter or material or oiler for sale or sell the Contract and RILA Contract if any of the foregoing in any way represent the duties, obligations, or liabilities of FLIC as being greater than, or different from, such duties, obligations and liabilities as are set forth in this Agreement, as it may be further amended from time to time.

1.3            GA Distributors shall utilize the then currently effective prospectus relating to FLIC Separate Account A's Contracts in connection with its selling efforts. As to the other types of sales materials, GA Distributors shall use only sales materials which conform to the requirements of federal and state insurance laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities.

1.4             GA Distributors shall perform the services hereunder using that degree of care and reasonable diligence that an experienced and qualified provider of similar services under a similar services agreement would use acting in like circumstances and familiar with such matters and in accordance with applicable industry standards and law. GA Distributors shall exercise due diligence to abide by and comply with all laws, statutes, rules, regulations, and orders of any governmental authority in the performance of its services under this Agreement. GA Distributors shall conduct its business and perform its obligations in a manner which will not cause the possible revocation or suspension of FLIC's Certificate(s) of Authority or cause FLIC to sustain any fines, penalties, or other disciplinary action of any nature whatsoever. As provided in Section 2.3, FLIC shall monitor the Services no less than annually for quality assurance.

1.5             In the event that GA Distributors shall possess any funds of FLIC, such funds shall be the exclusive property of FLIC, held for the benefit of FLIC and subject to FLIC's exclusive control and direction.

1.6            GA Distributors shall and shall cause its duly designated agent to maintain records of the name and address of, and the securities issued by FLIC Separate Account A and held by, every holder of any security issued pursuant to this Agreement, as required by the Section 26(a)(4) of the 1940 Act. GA Distributors shall keep and maintain or cause to be kept and maintained full and complete documentation and records related to the services provided including the accounting necessary to support charges for services. GA Distributors shall maintain custody of said documentation and records and shall make them available to FLIC upon request.

1.7            GA Distributors shall and shall cause its duly designated agent to maintain records of the name and address of, and the RILA Contracts issued by FLIC and held by, every holder of any security issued pursuant to this Agreement. GA Distributors shall keep and maintain or cause to be kept and maintained full and complete documentation and records related to the services provided including the accounting necessary to support charges for services. GA Distributors shall maintain custody of said documentation and records and shall make them available to FLIC upon request.

ARTICLE 2

OBLIGATIONS AND RIGHTS OF FLIC

2.1            With respect to the operations of FLIC Separate Account A, FLIC reserves the right at any time to suspend or limit the public offering of the Contracts upon thirty (30) days' written notice to GA Distributors, except where the notice period may be shortened because of legal action taken by any regulatory agency.

2.2             With respect to the offering of RILA Contracts, FLIC may stop offering the RILA Contracts at any time.

With respect to the operations of FLIC Separate Account A and the offering of the RILA Contract, FLIC shall advise GA Distributors immediately where applicable:

(a)               of any request by the Securities and Exchange Commission for amendment of its 1933 Act registration statement or for additional information;

(b)             of the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the 1933 Act registration statement relating to units of interest issued with respect to FLIC Separate Account A and the RILA Contracts or of the initiation of any proceedings for that purpose;

(c)                of the occurrence of any material event, if known, which makes untrue any statement in its 1933 Act registration statement or which requires a change therein in order to make any statement therein not misleading.

2.3             FLIC shall oversee the functions provided by GA Distributors hereunder and shall, no less than annually, monitor all functions provided hereunder for quality assurance and compliance with the service standards required of GA Distributors hereunder.

2.4            With respect to the operations of FLIC Separate Account A and the offering of the RILA Contracts, FLIC shall advise GA Distributors promptly upon any of the following events:

(a)               any request by the Securities and Exchange Commission for amendment of the FLIC Separate Account A 1933 Act registration statement or for additional information;

(b)             the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the FLIC Separate Account A/RILA Contract 1933 Act registration statement relating to writs of interest issued with respect to FLIC Separate Account A/RILA Contract or of the initiation of any proceedings for that purpose;

(c)               the occurrence of any material event, if known, which makes untrue any statement in the FLIC Separate Account A/RILA Contract 1933 Act registration statement or which requires a change therein in order to make any statement therein not misleading.

2.5             FLIC shall furnish to GA Distributors such information with respect to FLIC Separate Account A and the Contracts or RILA Contracts in such form and signed by such of its officers and directors and GA Distributors may reasonably request and will warrant that the statements therein contained when so signed will be true and correct. FLIC shall also furnish, from time to time, such additional information regarding FLIC and FLIC’s Separate Account A's financial condition as GA Distributors may reasonably request.

ARTICLE 3

COMPENSATION

3.1            In accordance with methodologies set forth in the Services and Expense Agreement dated as of January 2, 2014 among Forethought Financial Services, Inc., FLIC, GA

Distributors and other affiliated entities, a copy of which attached hereto as Exhibit A (the "Services and Expense Agreement"), the parties shall reimburse each other for all costs and expenses associated with the services provided on behalf of FLIC and FLIC Separate Account A under this Agreement. No additional compensation is payable in excess of that required under the Services and Expense Agreement.

3.2            Nothing herein authorizes the advancement of funds by FLIC to GA Distributors with respect to the services provided hereunder. Notwithstanding anything in this Agreement to the contrary, the allocation of costs among the parties shall at all times be in compliance with the applicable provisions of the then-current version of the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners.

3.3              All payments required hereunder shall be billed within thirty (30) days following the end of each calendar quarter and shall be paid not later than forty-five (45) days following the end of such calendar quarter.

3.4             In the event a party should discover upon review of its accounting by its internal auditors, independent auditor, any state insurance department, or other regulatory agency, that an amount charged hereunder was erroneous, the party discovering the error will give notice of such error within ten (10) days of such discovery to the affected party under this Agreement. Such notice shall contain a description of the accounting error, corrective action, and supporting documentation. Any amounts owing as a result of the correction shall be paid within sixty (60) days after notice has been given.

3.5             FLIC shall have the right to inspect and audit, upon reasonable notice to GA Distributors, all books and records of the GA Distributors related to the provision of the services hereunder so as to verify the accuracy of all expenses reimbursed under this Agreement.

ARTICLE 4

BOOKS AND RECORDS

4.1            For purposes of this Agreement, “FLIC’s Books and Records" means the originals or copies (whether in physical or electronic media format) of all customer information, Contract information, securities and insurance disclosure and other documents and filings, including statutory filings, required under all applicable laws, administrative records, claim records, sales records, underwriting records, financial records, tax records and compliance records developed for maintained by either party and relating principally to the operation of the FLIC Separate Account A or otherwise related to the administration of the Contracts and the RILA Contracts.

4.2             All of FLIC's Books and Records developed or maintained under or related to this Agreement shall be the sole property of FLIC and shall be subject to the control of FLIC, exercisable in its sole discretion. To the extent not prohibited by FLIC or applicable law or legal privilege, GA Distributors may retain copies of such of FLIC's Books and Records necessary for the conduct of its business.

ARTICLE 5

TERMINATION

5.1             This Agreement (a) may be terminated at any time, without the payment of any penalty, either by a vote of a majority of the members of the Board of Directors of FLIC on 120 days' prior written notice to GA Distributors; (b) shall immediately terminate in the event of its assignment (excluding any assignment pursuant to a receiver in the case of a Receivership Event (defined below)); (c) may be terminated by FLIC upon written notice to GA Distributors of its failure to fulfill any material obligation hereunder and such failure has not been cured to the reasonable satisfaction of FLIC within thirty (30) days following the receipt of such notice; (d) may be terminated by GA Distributors upon written notice to FLIC of its failure to fulfill any material obligation hereunder and such failure has not been cured to the reasonable satisfaction of GA Distributors within thirty days following the receipt of such notice; and (e) may be terminated by GA Distributors on 120 days' prior written notice to FLIC, but such termination will not be effective until FLIC shall have an agreement with one or more persons to act as successor principal underwriter of the Contracts. GA Distributors hereby agrees that it will continue to act as successor principal underwriter until its successor or successors assume such undertaking. Any services provided following the date of termination which, by their nature, continue after termination shall be provided under the same terms and conditions which prevailed at the time of such applicable notice.

5.2             GA Distributors may resign as a principal underwriter hereunder, upon 120 days' prior written notice to FLIC. However, such resignation shall not become effective either until FLIC Separate Account A has been completely liquidated and the proceeds of the liquidation distributed through FLIC to the Contract owners, or the proceeds of the liquidation for the RILA Contracts has been distributed to the RILA Contract Owners or a successor principal underwriter has been designated and has accepted its duties. Notwithstanding the forgoing, this provision shall be inapplicable in the event of a Receivership Event (as defined herein).

ARTICLE 6

RECEIVERSHIP OF PARTIES

6.1         If FLIC is placed in receivership or seized by the Commissioner of the Indiana Department of Insurance under applicable Indiana law, including but not limited to, Indiana Insurance Code Title 27, Article 9 or any successor statute (a "Receivership Event'') then (a) all of the rights of FLIC under this Agreement will extend to the receiver or Commissioner, as applicable, (b) all FLIC Books and Records relating to the services will be made available or delivered to the receiver or the Commissioner immediately upon request thereby and (c) GA Distributors shall continue to maintain any systems, programs, or other infrastructure utilized hereunder and make them available to the receiver or Commissioner, as applicable, for so long as GA Distributors continues to receive timely payment for services hereunder. GA Distributors shall have no right of termination as a result of the occurrence of a Receivership Event and shall continue to perform its duties hereunder so long as GA Distributors continues to receive timely payments for its performance hereunder.

6.2         If GA Distributors is declared insolvent by any governmental authority under applicable law, then (a) GA Distributors shall continue to maintain any and all existing systems and infrastructure (subject to the payment of all sums due hereunder), (b) all of the rights of FLIC under this Agreement will extend to the receiver or Commissioner, as applicable, and (c) all FLIC Books and Records relating to the services will be made available or delivered to the receiver or the Commissioner immediately upon request thereby.

ARTICLE 7

INDEMNIFICATION

GA Distributors shall hold harmless and indemnify FLIC with respect to any threatened, pending, or completed action, suit or proceeding to which it was or is a party or threatened to be made a party by reason of the fact that FLIC has performed any action pursuant to this Agreement, except to the extent that liability, loss or damage arises out of the gross negligence, willful misconduct, or fraudulent or criminal acts of FLIC. GA Distributors shall indemnify FLIC against expenses, including but not limited to attorney's fees and judgment and settlement amounts that are actually and reasonably incurred by FLIC in connection with such action, suit or proceeding. GA Distributors further agrees to indemnify, defend and hold harmless FLIC from and against all losses, liabilities, claims, suits and demands caused or arising out of any action or omissions by FLIC in the performance of any action under this Agreement, including actions or omissions by FLIC in acting as agent of GA Distributors except to the extent that liability, loss or damage arises out of the gross negligence, willful misconduct or fraudulent or criminal acts of FLIC. However, if FLIC commits any grossly negligent, fraudulent or criminal act or an act of willful misconduct, it shall indemnify and hold GA Distributors harmless from any liability that GA Distributors may incur, including damages, judgments, fines, penalties, court costs, disbursements and reasonable attorney's fees incurred by GA Distributors in defense of such liability as a result of the grossly negligent, fraudulent, or criminal acts or acts of willful misconduct committed by FLIC.

ARTICLE 8

MISCELLANEOUS

8.1              This Agreement may not be assigned by any of the parties hereto without the written consent of the other party.

8.2             All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

(a)               If to FLIC -

Forethought Life Insurance Company

300 N. Meridian Street, Suite 1800

Indianapolis, Indiana 46204;

(b)             If to GA Distributors –

GA Distributors

One Financial Plaza

755 Main Street 24th Floor

Hartford, CT 06103

or to such other address as GA Distributors or FLIC shall designate by written notice to the other.

8.3            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument, and an executed copy of this Agreement and all amendments hereto shall be kept on file by FLIC and shall be open to inspection anytime during the business hours of FLIC.

8.4             This Agreement shall inure to the benefit of and be binding upon the successor of the parties hereto.

8.5             This Agreement shall be construed and governed by and according to the laws of the State of Indiana.

8.6            If a dispute arises out of or relating to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the "AAA"), before resorting to arbitration. Any dispute arising out of or relating to this Agreement, or the breach thereof, that cannot be resolved by mediation within thirty (30) days shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules before a single arbitrator appointed by the AAA, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall share equally any cost imposed on both parties by the AAA.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

FORETHOUGHT LIFE INSURANCE COMPANY

By:	/s/ Robert Arena	Title:	President
Robert Arena

GLOBAL ATLANTIC DISTRIBUTORS, LLC

By:	/s/ Richard Vynalek	Title:	Chief Compliance Officer
Richard Vynalek

[Second Signature Page to Shared Services and Expense Agreement]